UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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☐	Soliciting Material under §240.14a-12

LIZ CLAIBORNE, INC.
(Name of Registrant as Specified In Its Charter)
N/A
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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LIZ CLAIBORNE, INC.

SUPPLEMENT TO PROXY STATEMENT
for the
ANNUAL MEETING OF STOCKHOLDERS
to be held on

MAY 19, 2011

To the Holders of Common Stock of Liz Claiborne, Inc.:

        This supplement to the Proxy Statement of Liz Claiborne, Inc. (the "Company") dated April 7, 2011 relating to the Company's Annual Meeting of Stockholders (the "Meeting") to be held on May 19, 2011 at 10:00 a.m., local time, adds the following sentence to the second paragraph under "Questions and Answers—What is the required vote for a proposal to pass?" in the Proxy Statement:

          In addition, according to NYSE rules, for Proposals 4 and 5 the total votes cast must also represent over 50% in interest of all securities entitled to vote on each of these proposals.

        This supplement also adds the following sentence at the end of "Questions and Answers—How are abstentions treated?" in the Proxy Statement:

          Except that according to NYSE rules, for purposes of the vote on Proposals 4 and 5, abstentions will be treated as votes cast and will have the same effect as votes against the proposal.

        Finally, this supplement adds the following paragraph at the end of "Proposal 7—Stockholder Proposal" in the Proxy Statement:

          The Company will furnish the name, address and the number of shares of Common Stock held by the stockholder who has submitted the preceding stockholder proposal to any person who submits a request in writing to the attention of the Company's Corporate Secretary at the Company's principal executive offices at 1441 Broadway, New York, New York 10018 or by telephone at 212-354-4900.

        Except as specifically amended by the information contained in this supplement, all information set forth in the Proxy Statement and the notices remains unchanged and should be considered in voting your shares. Please also note that this supplement does not change the proposals to be acted upon at the Annual Meeting, which are described in the Proxy Statement.

May 4, 2011